Exhibit 99(a)(1)(D)
GREEN DOT CORPORATION
Option Exchange Program
FREQUENTLY ASKED QUESTIONS
These FAQs answer some of the questions that you may have about Green Dot's Option Exchange Program. However, it is only a summary, and you should carefully read the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated as of April 10, 2013, because the information in this summary is not complete and because there is additional important information in that document.
GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM

Q1.	WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?
We are offering, for compensatory purposes, to eligible U.S. employees of Green Dot and its consolidated subsidiaries (see Question 3 below) the right to exchange all outstanding options to purchase shares of Green Dot Class A common stock having an exercise price equal to or greater than $20.00 per share granted under the Green Dot Corporation 2010 Equity Incentive Plan (the “2010 Plan”) and shares of Green Dot Class B common stock having an exercise price equal to or greater than $20.00 per share granted under the Green Dot Corporation Seconded Amended & Restated 2001 Stock Plan (the “2001 Plan,” and together with the 2010 Plan, the “Plans”) prior to the commencement of the Option Exchange Program (the “Eligible Options”) for new nonqualified options (U.S.) (the “New Options”) to purchase Green Dot Class A common stock to be granted under the 2010 Plan upon the terms and subject to the conditions described in further detail below.

Q2.	WHY IS GREEN DOT IMPLEMENTING THE OPTION EXCHANGE PROGRAM?
We are implementing the Option Exchange Program because a considerable number of our employees have stock options, whether or not they are currently exercisable, that have exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their Eligible Options at their current exercise prices, or to cancel those options for New Options to purchase a lesser number of shares, with a new exercise price per share equal to the closing sale price of our Class A common stock, as reported on the New York Stock Exchange, on the Replacement Grant Date (defined below in Question 5). See Question 5 below for a more detailed explanation of the option exchange ratio.
We are implementing the Option Exchange Program to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will improve the retention of our employees and will maximize the value of our Class A common stock for our current stockholders. Achievement of these goals cannot be guaranteed in light of the ever-present risks associated with a volatile and unpredictable stock market and other factors beyond our control.
We are also implementing the Option Exchange Program to reduce the number of outstanding options with little retentive value and to increase the number of shares available for future awards under the 2010 Plan (only the Eligible Options that were granted under the 2010 Plan which are canceled pursuant to the Option Exchange Program will be available for such future issuances pursuant to the terms of that plan).

Q3.	WHO IS ELIGIBLE TO PARTICIPATE?
Any employee of Green Dot Corporation (U.S.) or its consolidated subsidiaries, including its subsidiary bank, Green Dot Bank, who lives in the U.S. (an “Eligible Employee”) and is continuously employed by us during the period beginning on April 10, 2013 and ending at 11:59 p.m., Pacific Time, on May 7, 2013 (or a later date if we extend the time you have to elect to participate in the Option Exchange Program (the “offering period”)), and who holds outstanding and unexercised stock options granted under the Plans prior to the commencement of the Option Exchange Program with an exercise price of $20.00 or above is eligible to participate in the Option Exchange Program. Eligible Employees must be employed by us on the Replacement Grant Date to receive New Options. Our executive officers and our directors are not eligible to participate in the Option Exchange Program.

Q4.	ARE OVERSEAS EMPLOYEES ELIGIBLE TO PARTICIPATE?
As discussed in Question 3 above, only our current U.S. employees holding Eligible Options may participate in the Option Exchange Program.

Q5.	HOW DOES THE OPTION EXCHANGE PROGRAM WORK?
You may decide to exchange one or more of your Eligible Option grants for a New Option. Each Eligible Option you tender for exchange under the Option Exchange Program will be exchanged for a New Option to purchase a lesser number of shares, depending on the exercise price of the Eligible Option, as follows:

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$20.00 - $24.99	1-for-1.2	5,000 New Options issued in exchange for 6,000 Eligible Options
$25.00 - $29.99	1-for-1.6	5,000 New Options issued in exchange for 8,000 Eligible Options
$30.00 - $39.99	1-for-2.0	5,000 New Options issued in exchange for 10,000 Eligible Options
$40.00 or greater	1-for-2.4	5,000 New Options issued in exchange for 12,000 Eligible Options
The New Option will be granted under the 2010 Plan on the first trading day following the date that we cancel the Eligible Options accepted for exchange pursuant to the Exchange Offer and at an exercise price equal to the closing sale price of our Class A common stock, as reported on the New York Stock Exchange on that trading day (the “Replacement Grant Date”). The New Option will be a nonqualified stock option, exercisable into our Class A common stock, have a seven-year term and vest over four years, with 25% vesting on the one-year anniversary of the Replacement Grant Date and then in 36 monthly installments thereafter. In addition, the New Option will be exercisable for shares of Class A common stock, even if your Eligible Options are exercisable for higher-vote Class B common stock (which includes all Eligible Options granted under 2001 Plan). The other terms of the New Option will be substantially the same as the Eligible Option tendered for exchange under the Option Exchange Program.
If the Eligible Option you tender is an option to purchase Class B common stock under the 2001 Plan, the New Option that will be granted to you will be an option to purchase Class A common stock, and this New Option will be granted under the 2010 Plan.
If you tender more than one Eligible Option grant, New Options will be granted in exchange therefor on a grant-by-grant basis under the Option Exchange Program. For example, if you tender an Eligible Option grant to purchase 1,000 shares, with an exercise price of $20.00 per share, and an Eligible Option grant to purchase 1,000 shares, with an exercise price of $36.00 per share, you will be entitled to receive two New Options to purchase 833 shares and 500 shares, respectively, with a new exercise price (as described above).
In addition, if you elect to exchange an Eligible Option, you must exchange the entire option; you may not exchange only part of an Eligible Option. For example, if you hold an Eligible Option for 4,500 shares with an exercise price of $20.00 per share, you must exchange all 4,500 option shares. You may not exchange 2,500 of the 4,500 option shares (and retain 2,000 option shares).
If you tender an Eligible Option for a number of shares that is not evenly divisible by the applicable exchange ratio, you will forfeit any resulting fractional option share. For example, if you tender an Eligible Option to purchase 1,025 shares with an exercise price of $20.00, you will receive a New Option to purchase 854 shares (the resulting .17 fractional option share will be canceled and no consideration will be paid to you for cancellation of that fractional option share).

Q6.	WHAT DO I NEED TO DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
Participation in the Option Exchange Program is voluntary. If you want to participate, you must properly complete and submit an election to exchange one or more of your Eligible Options for New Options on the Offer Website (or another permitted election method provided for in this Offer to Exchange) no later than 11:59 p.m., Pacific Time, on May 7, 2013, or a later date if we extend the offering period (the latest such date and time, the “expiration date”).
You have the right to withdraw any Eligible Options that you have elected to exchange at anytime before the expiration date. See Question 12 for a more detailed discussion of your withdrawal rights.
We reserve the right to reject any or all Eligible Options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those Eligible Options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Option Exchange Program, we currently expect that we will accept all such Eligible Options promptly after the expiration date.

Q7.	DOES THE OPTION EXCHANGE PROGRAM EXTEND TO ALL OF GREEN DOT'S OUTSTANDING OPTIONS?
No. The Option Exchange Program applies only to outstanding options granted under the Plans as long as such options have exercise prices equal to or greater than $20.00 per share. Purchase rights granted under our 2010 Employee Stock Purchase Plan are not eligible to be tendered in the Option Exchange Program.

Q8.	WHY CAN'T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?
Because of the large number of options currently outstanding, a grant of additional options could potentially have a negative impact on our dilution and shares available for future awards under our 2010 Plan.

Q9.	IF I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY CURRENT OPTIONS I ELECT TO TENDER?
If you elect to participate, only the Eligible Options you have elected to tender through the Offer Website (or another permitted election method provided for in this Offer to Exchange) will be canceled on the expiration date. Please note that if the Eligible Option you tender is an option to purchase Class B common stock under the 2001 Plan, the New Option that will be granted to you will be an option to purchase Class A common stock, and this New Option will be granted under the 2010 Plan.

Q10.	WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, AND HOW DO I ELECT TO PARTICIPATE?
The deadline to elect to participate in the Option Exchange Program is 11:59 p.m., Pacific Time, on May 7, 2013, unless we extend the offering period. To participate, you must log on to the Offer Website and properly complete and submit an election to exchange one or more of your Eligible Options (or properly complete your election through another permitted election method provided for in this Offer to Exchange) before that time. We may, in our discretion, extend the deadline to participate in the Option Exchange Program at any time, but we cannot assure you that the Option Exchange Program will be extended. If we decide to extend the deadline to elect to participate in the Option Exchange Program, we will announce the extension no later than 9:00 a.m., Pacific Time, on the first business day following the previously scheduled expiration date. If we do extend the deadline, you must make your online election before the extended expiration date and time.

Q11.	WHAT WILL HAPPEN IF I DO NOT ELECT TO EXCHANGE MY ELIGIBLE OPTIONS BY THE DEADLINE?
If you do not elect to exchange your Eligible Options through the Offer Website (or another permitted election method provided for in this Offer to Exchange) by the expiration date, then you will not participate in the Option Exchange Program, and all stock options you currently hold will remain unchanged with their original exercise price and original terms.

Q12.	DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
You may withdraw your election to participate in the Option Exchange Program at any time before 11:59 p.m., Pacific Time, on May 7, 2013, unless we extend the offering period, in which case you may withdraw your Eligible Options elected for exchange at any time until the expiration of the extended deadline. To withdraw an election to exchange Eligible Options, you must log on to the Offer Website (or properly complete your withdrawal through another permitted withdrawal method provided for in this Offer to Exchange) prior to 11:59 p.m., Pacific Time, on May 7, 2013 and properly complete and submit a new election in which you do not elect to exchange the Eligible Options that you wish to withdraw. Once you have withdrawn your election to tender one or more Eligible Options, you may re-elect to exchange such Eligible Options again only by following the election procedure described in the answer to Question 6.

Q13.	WHEN WILL THE ELIGIBLE OPTIONS THAT I ELECT TO EXCHANGE BE REMOVED FROM UBS' WEBPAGE?
After you submit your online election, the Eligible Options that you have elected to exchange will continue to appear on the UBS website at https://onesource.ubs.com/GDOT until they are canceled.

Q14.	ARE THERE ANY TAX CONSEQUENCES TO MY PARTICIPATING IN THE OPTION EXCHANGE PROGRAM?
If you exchange an Eligible Option for a New Option under the Option Exchange Program, you will not be required under current tax laws to recognize income for U.S. federal income tax purposes at the time of the exchange or at the Replacement Grant Date. With regard to the New Option, the tax aspects of such option will be the same as any other nonqualified stock option.
We recommend that you consult your own tax adviser with respect to the federal, state and local or foreign tax consequences of participating in the Option Exchange Program.
Please see Section 13, “Material United States Tax Consequences,” below for more information.

Q15.	HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
The decision to participate in the Option Exchange Program is each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our industry, and the performance of our own business and stock price. We encourage you to speak with your financial, legal and/or tax advisers as necessary, before deciding whether to participate in the Option Exchange Program. In addition, we strongly urge you to read the sections in this document discussing the tax consequences of participating in the Option Exchange Program.

Q16.	WHAT DOES THE COMPANY AND THE BOARD OF DIRECTORS THINK OF THE STOCK OPTION EXCHANGE PROGRAM?
Although the Board of Directors has approved the Option Exchange Program, neither we nor our Board of Directors makes any recommendation as to whether you should participate in the Option Exchange Program. You must make your own decision whether to exchange your Eligible Options.
SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS

Q17.	HOW DO I FIND OUT HOW MANY ELIGIBLE OPTIONS I HAVE AND WHAT THEIR EXERCISE PRICES ARE?
You can review your individual stock option information, including all of your stock option grants to date and the status of each stock option, online at UBS's website https://onesource.ubs.com/GDOT, using your log on credentials. You can at any time confirm the number of existing stock options that you have, their grant dates, remaining terms, exercise prices, vesting schedules and other information by contacting UBS.

Q18.	WHICH OPTIONS CAN BE EXCHANGED?
Only outstanding and unexercised options that have an exercise price equal to or above $20.00 per share may be tendered for exchange under the Option Exchange Program.

Q19.	CAN I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?
No. The Option Exchange Program only pertains to outstanding Eligible Options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and may not be tendered for exchange under the Option Exchange Program. However, if you have partially exercised an Eligible Option grant, the remaining outstanding unexercised portion of the Eligible Option grant may be tendered for exchange. For example, if you exercise an Eligible Option during the offering period for the Exchange Offer, the portion of the Eligible Option that you exercised will not be eligible for the Exchange Offer.

Q20.	CAN I ELECT TO EXCHANGE AN ELIGIBLE OPTION ONLY AS TO CERTAIN SHARES?
No. If you elect to exchange an Eligible Option, you must exchange the entire unexercised portion of the option; you may not exchange only part of an Eligible Option. For example, if you have an option grant for 4,500 shares with an exercise price of $20.00 per share, you must exchange all 4,500 option shares. You may not exchange 2,500 of the 4,500 option shares (and retain 2,000 option shares). Likewise, if an option grant is partially vested and partially unvested, you cannot elect to exchange only the unvested portion.

Q21.	IF I CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO THE ELIGIBLE OPTIONS THAT I TENDER FOR EXCHANGE?
If you properly complete and submit an election to exchange one or more of your Eligible Options under the Option Exchange Program through the Option Exchange Program website by the expiration date, and we accept your Eligible Options for exchange, we will cancel all of your outstanding Eligible Options that you have elected to exchange. Please note that if the Eligible Option you tender is an option to purchase Class B common stock under the 2001 Plan, the New Option that will be granted to you will be an option to purchase Class A common stock, and this New Option will be granted under the 2010 Plan.

Q22.	WILL THE OPTIONS EXCHANGED BE RETURNED TO THE POOL OF SHARES AVAILABLE FOR FUTURE GRANT UNDER THE PLANS?
Yes. The shares of Class A common stock subject to Eligible Options that were granted under the 2010 Plan which are exchanged pursuant to the Option Exchange Program will be returned to the pool of shares available for future awards under the 2010 Plan. However, since we no longer grant options under the 2001 Plan, any shares of Class B common stock subject to Eligible Options that were granted under the 2001 Plan which are exchanged pursuant to the Option Exchange Program will be canceled and will not add to the shares reserved for issuance under the 2010 Plan.
SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

Q23.	WHAT WILL BE THE SHARE AMOUNT OF THE NEW OPTIONS?
Each Eligible Option you tender for exchange under the Option Exchange Program will be exchanged for a New Option to purchase a lesser number of shares, depending on the exercise price of the Eligible Option, as follows:

Exchange Ratio
Exercise Price	(New Options / Eligible Options)	Example
$20.00 - $24.99	1-for-1.2	5,000 New Options issued in exchange for 6,000 Eligible Options
$25.00 - $29.99	1-for-1.6	5,000 New Options issued in exchange for 8,000 Eligible Options
$30.00 - $39.99	1-for-2.0	5,000 New Options issued in exchange for 10,000 Eligible Options
$40.00 or greater	1-for-2.4	5,000 New Options issued in exchange for 12,000 Eligible Options

Q24.	HOW WERE THE EXCHANGE RATIOS DETERMINED?
The Option Exchange Program is designed to balance our interests and those of our employees and stockholders. In determining the exchange ratios, we considered the fair value of the Eligible Options to be exchanged and a hypothetical fair value of the New Options to be issued based on certain assumptions about the New Options, in each case using the Black-Scholes valuation model (a model for calculating the value of derivative securities). We compared these fair values and selected exchange ratios that balanced our desire to retain and provide benefits to participants in the Option Exchange Program and reduce our accounting cost of conducting the Option Exchange Program, as compared to a one-for-one exchange ratio for all Eligible Options.

Q25.	WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?
The exercise price of the New Options will equal the closing sale price of our Class A common stock as reported on the New York Stock Exchange on the Replacement Grant Date.

Q26.	WHAT WILL BE THE VESTING SCHEDULE OF THE NEW OPTIONS?
New Options will vest over four years from the Replacement Grant Date with 25% vesting on the one-year anniversary of the Replacement Grant Date and then in 36 monthly installments thereafter. For example, if the Replacement Grant Date is May 8, 2013, 25% of the New Option will vest on May 8, 2014, and 1/48th of the New Option would vest on June 8, 2014 and on the 8th day of each month thereafter, until the New Option is fully vested.

Q27.	IF THE ELIGIBLE OPTIONS THAT I TENDER ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTION BE AN INCENTIVE STOCK OPTION?
No. If you tender Eligible Options in the Exchange Offer that are incentive stock options, the New Options granted in exchange therefor will be nonqualified stock options.

Q28.	IF THE ELIGIBLE OPTIONS THAT I TENDER ARE STOCK OPTIONS TO PURCHASE CLASS B COMMON STOCK, WILL MY NEW OPTION BE A STOCK OPTION TO PURCHASE CLASS B COMMON STOCK?
No. If you tender Eligible Options in the Exchange Offer that are options to purchase Class B common stock, the New Options granted in exchange therefor will be stock options to purchase Class A common stock.

Q29.	WHAT WILL BE THE TERMS AND CONDITIONS OF THE NEW OPTIONS?
Except for the new exercise price, change in vesting, change in term and status as a nonqualified stock option for canceled incentive stock options and, in the case of Eligible Options that are exercisable for higher-vote Class B common stock (which includes all Eligible Options granted under 2001 Plan), the class of common stock subject to the New Options, the terms and conditions of the New Options will be substantially the same as the Eligible Options tendered in the Exchange Offer.

Q30.
I HAVE AN ELIGIBLE OPTION THAT IS SPLIT BETWEEN INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS BECAUSE MY ORIGINAL GRANT EXCEEDED THE $100,000 LIMIT ON INCENTIVE STOCK OPTIONS. CAN I CANCEL ONE PART OF THIS OPTION BUT NOT THE OTHER?

No. You cannot cancel one part of an Eligible Option grant that has been split into an incentive stock option and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the Option Exchange Program.

Q31.	WHEN WILL WE GRANT THE NEW OPTIONS?
We will grant the New Options on the Replacement Grant Date. If we cancel Eligible Options elected for exchange on May 7, 2013, the Replacement Grant Date of the New Options will be May 8, 2013, which is the first trading day following the cancellation date of the Eligible Options.

Q32.	WHEN WILL I SEE THE NEW OPTIONS ON UBS?
You may view your current Green Dot stock options at https://onesource.ubs.com/GDOT, using your log on credentials. Your New Option(s) will appear in your account within approximately two weeks of the Replacement Grant Date (but in no event more than ten business days from the expiration date).

Q33.	WHAT IS THE EXPECTED TIMELINE OF THE OPTION EXCHANGE PROGRAM?
We currently expect the timeline of the Option Exchange Program to be:
•April 10, 2013:    Offering Period begins
•May 7, 2013:    Offering Period ends at 11:59 p.m., Pacific Time, unless extended by us
•May 8, 2013:    Exercise price of New Options is determined based on the last reported sale price per share of Green Dot's Class A common stock on the New York Stock Exchange (this date may change as a result of regulatory review or at Green Dot's discretion)

Q34.	WILL THE OPTION EXCHANGE PROGRAM IMPACT MY VOTING POWER?
Potentially, yes. If the Eligible Option you tender for exchange under the Option Exchange Program is an option to purchase Class B common stock (which includes all Eligible Options granted under the 2001 Plan), then the New Option you are granted will be for Class A common stock under the 2010 Plan. Our Class B common stock has ten votes per share while our Class A common stock has one vote per share. Accordingly, for holders of such Eligible Options, a share that you purchase under your New Option will entitle you to fewer votes than a share that you could have purchased under your Eligible Option. In addition, if the applicable exchange ratio for any tendered Eligible Option is less than 1-for-1, then your potential voting power would also be reduced by participating in the Option Exchange Program, even if the Eligible Option you tender for exchange is an option to purchase Class A common stock.